EXHIBIT 5.1

                         [Letterhead of Bryan Cave LLP]

                                February 2, 2000

Board of Directors
Kentucky Electric Steel, Inc.
P.O. Box 3500
Ashland, Kentucky 41105-3500

Gentlemen:

We have acted as counsel to Kentucky Electric Steel, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, by means of a registration statement on Form S-8 (the "Registration Statement") of 245,000 shares of the Company's common stock, par value $.01 per share, including Preferred Stock Purchase Rights attached thereto (the "Shares"), which may be issued pursuant to the Kentucky Electric Steel, Inc. 1998 Employee Stock Option/Restricted Stock Plan (the "Plan").

As counsel for the Company, we have examined such corporate records of the Company, such other instruments and considered such other matters of law as we deemed necessary for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. On the basis of the foregoing, we are of the opinion that the Shares have been duly and validly authorized for issuance, and when issued, delivered and paid for in accordance with the Plan, the Shares will be legally issued, fully paid and non-assessable.

We are admitted to practice only in the State of Missouri and we express no opinion concerning any law other than the law of the State of Missouri, the corporation laws of the State of Delaware and the federal law of the United States. With respect to matters of Delaware corporation law, our opinion is based solely on a review of the statutory provisions of the General Corporation Law of the State of Delaware and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,



/S/ BRYAN CAVE LLP